Exhibit 10.13

SEABOARD CORPORATION

LONG-TERM INCENTIVE PLAN

Article I
PURPOSE AND EFFECTIVE DATE

Seaboard Corporation (the “Company”) hereby adopts the Seaboard Corporation Long-Term Incentive Plan (the “Plan”) effective January 1, 2022 (the “Effective Date”).  The purpose of this Plan is to aid in attracting and retaining certain key employees of Seaboard Corporation and participating affiliated companies by providing to them an opportunity for supplemental retirement income.  The Company intends for this Plan to be exempt from or comply with the final Treasury regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company also intends, to the extent applicable for any key employees of any participating affiliated company whose compensation could be subject to Code Section 457A, for this Plan to be compliant with Code Section 457A.  This Plan is intended to be an arrangement that is unfunded and maintained primarily for the purpose of providing supplemental retirement income to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and this Plan is intended to satisfy the requirements of Code Section 409A and, if applicable, Code Section 457A, and this Plan shall be interpreted and administered accordingly.

Article II
DEFINITIONS

For purposes of this Plan, the following words and phrases shall have the meaning indicated, unless the context clearly indicates otherwise:

2.1Account means the bookkeeping account maintained by the Committee for a Participant to which is credited one or more Awards, and which is increased or decreased based on Investment Return and to which is charged distributions, including Tax Distributions, but only as provided in Section 6.2, all as herein provided.
2.2Affiliate Company means any corporation or entity, as to which the Company or a Related Company owns, directly or indirectly, more than thirty percent (30%) of the voting stock thereof, and which falls within the definition of a “service reciptient” under Treas. Regs 1.409A-1(h)(3).
2.3Award means the amount credited to an Eligible Employee's  Account pursuant to Article IV.
2.4Award Grant Date means the date on which an Award is granted via a credit to an Eligible Employee's  Account.  Award Grant Dates will typically, but are not required to, occur during the first calendar quarter following the end of the immediately preceding Plan Year.
2.5Beneficiary means one or more persons, trusts, estates or other entities, designated by a Participant, in accordance with procedures established by the Committee, to receive any remaining balance in a Participant’s Account upon the death of the Participant.  If no designation by the Participant is effective, then the Participant’s Beneficiary shall be the Participant’s surviving spouse if any, but if none then the Participant’s estate.
2.6Change of Control means an event or transaction described below; provided, however, an event or transaction described below will not be a Change of Control for purposes of a payment event under this Plan unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v):
(a)	The acquisition by any unrelated person or entity of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;
(b)	The sale to an unrelated person or entity of Company assets that have a total gross fair market value of more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately prior to such sale;
(c)	The acquisition, whether by reorganization, merger, consolidation, purchase or similar transaction, by any person or entity or more than one person or entity acting as a group of more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the Company or the entity in which the Company was reorganized, merged or consolidated into; or
(d)	The acquisition by any person or entity (other than by any descendant of Otto Bresky, Senior or any trust established primarily for the benefit of any descendant of Otto Bresky, Senior or any other related person or entity) of more than fifty percent (50%) of either the membership interests or the combined voting power of Seaboard Flour, LLC at any time when Seaboard Flour, LLC owns fifty percent (50%) or more of the Company.

For purposes of determining whether there has been a Change of Control under this definition, the attribution of ownership rules under Code Section 318(a) shall apply.  Also for purposes of determining whether there has been a Change of Control, “Company” for purposes of this definition only means, for all employees who are not employed by Seaboard Marine Ltd, Seaboard Corporation and any successors to the business of Seaboard Corporation, and, for employees of Seaboard Marine Ltd., shall mean Seaboard Marine Ltd. and any successors to the business of Seaboard Marine Ltd.

2.7Code means the Internal Revenue Code of 1986, any amendments thereto, and any regulations issued thereunder.
2.8Committee means the Seaboard Corporation Retirement Committee which has responsibilities for overseeing the Company’s qualified and non-qualified plans, and which also will be responsible for administering this Plan in accordance with Article VIII.

2.9Company means, except as otherwise specifically noted in this Plan, Seaboard Corporation, a Delaware corporation, and any successors to the business of Seaboard Corporation.
2.10Disability means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company, a Related Company or an Affiliate Company.
2.11Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees of an Employer.
2.12Employee means any individual who is a salaried employee of an Employer.
2.13Employer means the Company or a Related Company that participates in this Plan with the consent of the Company. The Related Companies participating in this Plan as of the Effective Date are listed on Schedule A attached hereto.
2.14Investment Options means the investment options selected by the Committee from time to time among which a Participant may direct the investment of his or her Account in accordance with procedures established by the Committee.
2.15Investment Return means the amount of earnings, gains or losses applicable to the Participant’s Account as measured by the Investment Option(s) applicable pursuant to the Participant’s direction or as otherwise provided herein.
2.16Named Executive Officer means a “named executive officer” pursuant to Code Section 162(m).
2.17Participant means any Eligible Employee who is designated as eligible to participate in this Plan. Participant also means any individual that is no longer an Eligible Employee but for whom an Account is maintained hereunder, including a former Eligible Employee whose employment has moved to an Affiliate Company.
2.18Plan means the Seaboard Corporation Long-Term Incentive Compensation Plan as set forth herein and as from time to time amended.
2.19Plan Year means the twelve (12) month period beginning January 1 and ending December 31.
2.20Related Company means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company or any corporation or other entity with whom the Company is considered a single employer under Code Section 414(c).

2.21Section 457A Participant means a Participant whose compensation is subject to Section 457A of the Code.
2.22Separation from Service means the Participant’s termination of employment with the Company, which for purposes of this Section 2.22, the term Company includes any Related Company and any Affiliate Company.  Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and Company reasonably anticipate that no further services will be performed by the Participant for the Company; provided, however, a Participant shall be deemed to have a termination of employment if the level of services he or she would perform for the Company after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months).  For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant has a right to reemployment with the Company under an applicable statute or by contract.
2.23Tax Distribution means the amount of any tax distribution made to a Section 457A Participant pursuant to Section 6.2.
2.24Unforeseeable Emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant; (ii) a loss of the Participant’s property due to casualty; or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

2.25Year of Service means a twelve (12) consecutive month period during which a Participant has been employed by the Company, a Related Company or an Affiliate.

ARTICLE III
PARTICIPATION

3.1Participation in Plan.  The Company’s President will designate each Eligible Employee who will be a Participant in this Plan.  Eligible Employees may receive Awards pursuant to the provisions of this Plan through the Plan Year in which the Eligible Employee attains 60 years of age, which date may be extended with respect to any Eligible Employee at the discretion of the Committee.  The President shall have the right at any time to remove any Participant from being a Eligible Employee in this Plan or remove any Employee from being an Eligible Employee in this Plan.
3.2Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any employer and any Participant or any Eligible Employee.  Any such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless otherwise expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any employer or to interfere with the right of an employer to discipline or discharge the Participant at any time.

ARTICLE IV
AWARDS AND INVESTMENT RETURN

4.1Eligible Award Amounts.  Each Eligible Employee will be eligible to receive an Award for each Plan Year in such amount as is determined by the Committee.
4.2Award Grants.  Each Award shall be deemed granted as of the Award Grant Date.
4.3Investment Return.  Each Award granted to a Participant will be credited to the Participant’s Account and will be deemed invested in the Investment Option(s) selected by the Participant from and after the Award Grant Date.  The Investment Return will be credited (in the case of net earnings) or charged (in the case of net losses) to the Participant’s Account on the last day of the end of each Plan Year, except as provided in Section 6.8 below.

ARTICLE V
VESTING

5.1Vesting of Awards.  Each Award held by a Participant, as increased or decreased by the Investment Return thereon, will vest in the Participant upon the later of:

(a)	The earliest to occur of:
i

The end of the third Plan Year, beginning with the Award Grant Date provided the Participant has not had a Separation from Service as of such date.  For clarity, if an Award Grant Date is January 1, 2023, the Award and any Investment Return thereon will vest on December 31, 2025, provided the Participant has not had a Separation from Service as of such date; or

ii	The Participant attaining sixty (60) years of age [Note that any Awards granted on or after a Participant attains 60 years of age shall immediately vest on the Award Grant Date]; and
(b)	The Participant's completion of five (5) Years of Service beginning with the Plan Year in which he or she first received an Award under the Plan.

Notwithstanding the foregoing, in all events the Participant will vest in all Awards upon the first to occur of (x) the Participant’s Disability as determined by the Committee if such Disability occurs while the Participant is an employee of the Company, a Related Company or an Affiliate Company; (y) the Participant’s death while the Participant is an employee of the Company, a Related Company or an Affiliate Company; or a Change of Control.

5.2Forfeitures.  Any Award held by a Participant, as increased or decreased by the Investment Return thereon, which does not vest pursuant to or in connection with the provisions of Section 5.1 will be forfeited.

ARTICLE VI
DISTRIBUTIONS

6.1Mandatory Distribution of Amounts Vested Upon Separation from Service.  In the event a Participant has a Separation from Service, the amount of the Participant’s Account that has become vested pursuant to Section 5.1will be distributed by the Employer to the Participant in a lump sum payment as follows, unless the Participant’s Account is to be distributed earlier under another provision of this Article VI: (a) if the Participant is not a Section 457A Participant, during the seventh month following the month in which such Separation from Service occurs, and (b) if the Participant is a Section 457A Participant, as soon as practicable after such Separation of Service.

6.2Mandatory Tax Distributions with respect to Section 457A Participants.

(a)	To the extent a Section 457A Participant must recognize U.S. federal income for income tax purposes with respect to the amount of such Section 457A Participant’s Account which has vested, the Company shall make a distribution (a “Tax Distribution”) to such Participant in an amount equal to the Employer’s estimate of the U.S. federal income tax such Participant will pay on account of such income being recognized.
(b)

The Account of the Section 457A Participant receiving one or more Tax Distributions shall not be reduced by the amount of the Tax Distribution(s) at the time the Tax Distribution is made, but instead will be reduced by the aggregate amount of all Tax Distributions to such Participant at the time the Participant’s Account is being distributed to such Participant pursuant to the provisions of this Article VI.

6.3Mandatory Distribution Upon Change of Control.  In the event there is a Change of Control, the Participant’s Account will be distributed by the Employer to the Participant in a lump sum payment within ninety (90) days following the occurrence of the Change of Control, unless the Participant’s Account is to be distributed earlier under another provision of this Article VI.

6.4Mandatory Distribution Upon Disability.  In the event of the Disability of a Participant, the Participant’s Account will be distributed by the Employer to the Participant in a lump sum payment within ninety (90) days following the determination of such Disability, unless the Participant’s Account is to be distributed earlier under another provision of this Article VI.

6.5Mandatory Distribution Upon Death.  In the event of the death of the Participant, then the Participant’s Account will be distributed by the Employer to the Participant’s Beneficiary in a lump sum payment within ninety (90) days following the Participant’s death.

6.6162(m) Payment Delay.  Notwithstanding the mandatory distribution provisions of Sections 6.1 through 6, any amount eligible to be paid under any of these sections may be delayed to the extent the Employer reasonably anticipates that if the payment were made as scheduled, the Employer's deduction with respect to such payment would not be permitted due to the application of Code section 162(m), provided that the payment is made either during the Employer's first taxable year in which the service recipient reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code section 162(m) or during the period beginning with the date of the Participant's Separation from Service and ending on the later of the last day of the taxable year of the Employer in which the Participant Separates from Service or the 15th day of the third month following the Participant's Separation from Service, and provided further that where any scheduled payment to a Participant in the Employer's taxable year is delayed in accordance with this Section 7, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Participant that could be delayed in accordance with this Section (or pursuant to any other nonqualified deferred compensation plan maintained by the Employer) are also delayed. Where the payment is delayed to a date on or after the Participant's Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the rules under § 1.409A-3(i)(2) (payments to specified employees upon a Separation from Service) and, in the case of a specified employee, the date that is six months after the Participant's Separation from Service is substituted for any reference to a Participant's Separation from Service in the first sentence of this paragraph. No election may be provided to the Participant with respect to the timing of the payment under this Section 7 (or under any other nonqualified deferred compensation plan maintained by the Employer). In no event may a payment otherwise owed under this Plan be paid later than the thirtieth (30th) day following the sixth anniversary of the Participant's Separation from Service (regardless of such payment's nondeducibility).

6.7Distribution Upon Unforeseeable Emergency.  If the Committee determines that a Participant has an Unforeseeable Emergency, then upon the written request of the Participant the Committee may direct the Employer to distribute to the Participant a portion of the vested amount of the Account Balance that shall not exceed the amount necessary to satisfy such emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

6.8Adjustments to Accounts.  At any time a Participant’s Account (or portion thereof) is to be distributed hereunder with respect to any distribution other than a Tax Distribution pursuant to Section 6.2(a), the Participant’s Account shall be adjusted for the Investment Return, as provided in Section 4.3, prior to the date of distribution and as near as administratively feasible to the date of distribution.

ARTICLE VII
AMENDMENT OR TERMINATION

The Committee may, in its sole discretion, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants; provided, however, no amendment or termination shall accelerate or postpone the time of any distributions hereunder except to the extent allowed under Code Section 409A and, if applicable, Code Section 457A.

ARTICLE VIII
ADMINISTRATION

8.1Committee.  The Committee will act by a majority of its members except to the extent it has delegated responsibilities hereunder.  The Committee will have the following powers, rights and duties in addition to those granted to it elsewhere in this Plan:

(a)	To adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of this Plan and as are consistent with the provisions of this Plan.
(b)	To enforce this Plan in accordance with its terms and with such applicable rules and regulations as may be adopted.
(c)	To construe and interpret this Plan in the Committee’s sole discretion, and to determine all questions arising under this Plan, including the power to determine the rights of Participants and their beneficiaries and the amount of their respective benefits.
(d)	To maintain and keep adequate records concerning this Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.
(e)	To direct all payments of benefits under this Plan.

8.2Delegation.  In exercising its authority to control and manage the operation and administration of this Plan, the Committee may employ agents and counsel (who may also be employed by the Company) and delegate to them such powers as the Committee deems desirable.

8.3Information to be Furnished.  The employer shall furnish the Committee or its delegates such data and information as may be required.  The records of the employer as to a Participant's Separation from Service, Compensation, Beneficiary designation and elections hereunder will be conclusive on all persons unless determined to be incorrect.

8.4Committee’s Decision Final.  Any interpretation of this Plan and any decision on any matter within the discretion of the Committee made in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

8.5Remuneration and Expenses.  No remuneration shall be paid to any Committee member for services hereunder.  All expenses of a Committee member incurred in the performance of the administration of this Plan shall be reimbursed by the Company.

8.6Indemnification of Committee Member.  The Committee and the individual members thereof shall be indemnified by the Company against any and all liabilities, losses, costs, and expenses (including fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or the members by reason of the performance of a Committee function if the Committee or such members did not act dishonestly or in willful or negligent violation of the law or regulations under which such liability, loss, cost or expense arises.

8.7Resignation or Removal of Committee Member.  A Committee member may resign at any time by giving ten (10) days’ advance written notice to the Company and the other Committee members. The Company may remove a Committee member by giving advance written notice to him or her, and the other Committee members.

8.8Interested Committee Member.  A member of the Committee may not decide or determine any matter or question concerning his or her own benefits under this Plan.

ARTICLE IX
CLAIMS PROCEDURE

This Article IX applies to any person claiming a benefit other than a benefit relating to a Disability.  Any claim for benefits under this Plan relating to a Disability shall be governed by separate claims procedures from those provided in Article IX, which separate procedures shall be available upon request to the Committee.

9.1Claim.  Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

9.2Denial of Claim.  If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Committee and shall state:

(a)	The reason for denial, with specific reference to the Plan provisions on which the denial is based.
(b)	A description of any additional material or information required and an explanation of why it is necessary.
(c)	An explanation of this Plan's claim review procedure.

9.3Review of Claim.  Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

9.4Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee's receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Committee's receipt of a request for review.  The decision shall be in writing and shall state the reasons and relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE X
MISCELLANEOUS

10.1Captions.  The captions of articles, sections, paragraphs and subparagraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.2Company Action.  Except as may be specifically provided herein, any action required or permitted to be taken by the Company may be taken on behalf of the Company by any officer of the Company.

10.3Terms.  Where the context permits, words in the plural shall include the singular, and words in the singular shall include the plural.

10.4Governing Law.  Except to the extent governed by the Employee Retirement Income Security Act of 1974, as amended, the provisions of this Plan shall be construed and interpreted according to the laws of the state of Kansas.

10.5Non-Assignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly hereby declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or another person's bankruptcy or insolvency.

10.6Tax Obligations.  The Employer will withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer.

10.7Participant Cooperation.  A Participant will cooperate by furnishing any and all information requested in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Committee, the Company, a Related Company or an Affiliate Company.

10.8Successors.  The provisions of this Plan shall bind the Employer and their successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of any Employer, and successors of any such corporations or other business entities.

10.9Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors, and assigns will have no secured interest or claim in any property or assets of any Related Company whether or not such assets are held in a trust that may be used for the purpose of paying benefits hereunder.  For purposes of this Plan, any and all of any Related Company’s assets shall be, and remain, the general, unpledged, assets of the Related Company. The Employers' obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.  No Employer shall have any obligation under this Plan with respect to individuals other than that Employer's employees.

10.10Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11Waiver of Notice. Any notice required under this Plan may be waived by the person entitled to notice.

The Company hereby agrees to the provisions of this Plan, and, in witness thereof, the Company causes this Plan to be, executed as of this 13th day of December, 2022.

SEABOARD CORPORATION

By:	/s/ Robert L. Steer
Robert L. Steer
President

APPENDIX A

PARTICIPATING EMPLOYERS

Seaboard Corporation

Seaboard Foods LLC

Seaboard Energy, LLC
Seaboard Marine Ltd.

Jacintoport International, LLC

Seaboard Overseas Management Company